[GRAPHICS]

Contact:	Heather Van Ness
Roche
Phone:	(973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone:	(919) 419-6050

Contact:	Mike Nelson
Manning Selvage & Lee
Phone:	(212) 213-7620

European Commission Approves FUZEON™, First HIV Fusion Inhibitor, For

Use Against HIV in the European Union

NUTLEY, N.J. and DURHAM, N.C. (May 27, 2003) – Roche and Trimeris, Inc. (Nasdaq: TRMS) announced today that the European Commission has approved FUZEON™ (enfuvirtide) for use in the European Union (EU). The EU action enables use of FUZEON in all 15 member countries and represents the third regulatory approval for FUZEON, following regulatory clearance in the U.S. and Switzerland. It is expected that the market introduction of FUZEON will occur over the next several months on a county-specific basis.

FUZEON is the first fusion inhibitor, representing the first new class of anti-HIV treatments in seven years. Unlike other anti-HIV drugs which work once HIV has already entered the human immune (CD4) cell, FUZEON blocks HIV’s ability to infect immune cells in the first place. When used with other anti-HIV medicines, FUZEON can reduce the amount of HIV in the blood, which leads to an increase in the number of CD4 cells. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

The indication for FUZEON in the European Union is for “use in combination with other antiretroviral medicinal products for the treatment of HIV-1 infected patients who have received treatment with and failed on regimens containing at least one medicinal product from each of the following antiretroviral classes, protease inhibitors, non-nucleoside reverse transcriptase inhibitors and nucleoside reverse transcriptase inhibitors, or who have intolerance to previous antiretroviral regimens. In deciding on a new regimen for patients who have failed an antiretroviral regimen, careful consideration should be given to the treatment history of the individual patient and the patterns of mutations associated with different medicinal products. Where available, resistance testing may be appropriate.”

“The approval of FUZEON by the European Medicines Evaluation Agency today represents an important advance in the fight against HIV, bringing with it new hope for treatment-experienced people living with HIV in Europe,” said Bill Burns, Head of Pharmaceuticals, Roche.

“Today’s announcement of the European approval is excellent news,” said Dr. Dani Bolognesi, CEO of Trimeris, Inc. “The rapid European approval reflects the efficacy and safety of FUZEON shown in the two pivotal phase III studies, as well as the compelling need for this new therapy.”

For more information about Fuzeon, visit www.fuzeon.com.

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Facts About FUZEON™ (enfuvirtide)

About FUZEON

FUZEON is the first new class of anti-HIV drugs in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside of the CD4 cell, blocking HIV from entering the cell. Patients may still develop resistance to FUZEON.

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients at 24 weeks had at least one local injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity. Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases. In addition, an increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. The list of side effects is not complete at this time because FUZEON is still being studied.

FUZEON does not cure HIV infection or AIDS. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles.

For more information about FUZEON visit www.fuzeon.com.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, recently approved in the U.S. and the European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.

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